thatlook.com, Inc and
                         SUBSIDIARIES
               COMPUTATION OF PER SHARE EARNINGS
               PERIODS ENDED JUNE 30, 1999 AND 1998


                             QUARTERS           SIX MONTHS
                         1999      1998      1999      1998
                         ----      ----      ----      ----
[S]                  [C]       [C]       [C]         [C]

BASIC LOSS PER SHARE:

Net Loss               $(149,666)    $(881,078)   $(420,204)   $(1,482,809)

Weighted Average
Shares Outstanding    11,403,538     11,009,846   11,403,538     11,009,846

Basic Losses Per
Share                      $(.01)         $(.08)       $(.04)         $(.13)